EXHIBIT 10.2
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and Thomas B. Tyree, Jr. (“Executive”) effective March 4, 2020 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Average Annual Bonus” shall mean the average Annual Bonus paid (or payable) for the two calendar years (or if Executive was employed for less than two full calendar years such lesser number of full calendar years for which Executive was employed) preceding the Date of Termination. In the event that Executive’s employment is terminated prior to December 31, 2020, Average Annual Bonus shall mean Executive’s target Annual Bonus for the 2020 calendar year.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Cause” shall mean a determination by the Board (or its delegate) that Executive (a) has engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its affiliates, (b) has materially breached any provision of this Agreement, (c) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its affiliates, or (d) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction). In order to terminate Executive’s employment for Cause, the Board (or its delegate) must provide Executive with a written notice providing in reasonable detail the specific circumstances alleged to constitute Cause and Executive must not have cured or remedied the alleged Cause event (if susceptible to cure) in the Board’s (or its delegate) good faith judgment within thirty (30) days after his receipt of such notice.

1.4 “Change in Control” shall mean:

(a) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (i) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

EXHIBIT 10.2
(b) the dissolution or liquidation of the Company;

(c) when any person or entity, including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or

(d) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6 “Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.5.

1.7 “Disability” shall mean Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company.

1.8 “Good Reason” shall mean the occurrence of any of the following events:

(a) a material diminution in Executive’s Base Salary; or

(b) a material diminution in Executive’s authority, duties, or responsibilities; or

(c) the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of March 9, 2020 (the “Start Date”); or

(d) a material breach by the Company of this Agreement.

Notwithstanding the foregoing provisions of this Section 1.8 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 1.8(a), (b) or (c) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 11.1 within 45 days of the later of the initial existence of the condition or when Executive first learns of the existence of the condition (provided that such notice, if provided within 45 days of when Executive first learns of the existence of the condition, must in all circumstances be provided no

EXHIBIT 10.2
later than 90 days following the initial existence of the condition); (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice or when Executive first learns of the existence of the condition (provided, however, that such termination may in no circumstance occur later than two years following the initial existence of the condition).

1.9 “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.10 “Section 409A” shall mean section 409A of the Code and the Treasury Regulations and other interpretative guidance issued thereunder.

1.11 “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the date of termination of Executive’s employment with the Company.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1 Employment; Start Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Start Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Positions. From and after the Start Date, the Company shall employ Executive in the position of Executive Chairman of the Company or in such other position or positions as the parties may mutually agree, and Executive shall report to the Board.

2.3 Duties and Services. Executive agrees to serve in the position referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position, as well as (a) such additional reasonably specific duties and services that Executive from time to time may be reasonably directed to perform by the Company that are reasonably consistent with such position, and (b) such additional duties and services appropriate to such position(s), which the parties mutually agree upon from time to time.

2.4 Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote sufficient business time and attention to fulfill his duties for the position referred to in Section 2.2. In addition, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) continue to engage in the professional, charitable and civic activities in which Executive is engaged as of the date hereof, including service as a member of (i) the Board of Directors of Antero Resources Corporation, (ii) the Board of Directors of Northwoods Energy LLC (as Chairman), (iii) the Colgate University Board of Trustees, and (iv) the Strategic Advisory Group of Goldman Sachs Merchant Bank, (c) continue to be employed by Northwoods Energy LLC until April 1, 2020, (d) in the future provide services to, and invest in, Project Canary, Inc., and (e) engage in future charitable, civic or professional activities, subject to the Board’s approval, which such approval shall not be unreasonably withheld, conditioned or delayed.

2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and its affiliates and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates.

EXHIBIT 10.2
In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to continue to employ Executive for the period beginning on the Start Date and ending on the third anniversary of the Start Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for successive one-year periods unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur, in which case the term of employment shall terminate as of the end of the current term.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a) Executive’s Disability; or

(b) Executive’s death; or

(c) for Cause; or

(d) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Company or the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive from the Board, from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative and (b) an automatic resignation of Executive as an officer of the Company and each affiliate of the Company (if applicable).

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A.

EXHIBIT 10.2
ARTICLE IV
COMPENSATION AND BENEFITS

4.1 Base Salary. During the term of this Agreement, Executive shall receive a minimum, annualized base salary of $450,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annualized base salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof). Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2 Bonuses. Executive shall be eligible to receive an annual, calendar-year bonus (payable in a single lump sum) based on criteria determined in the discretion of the Board or a committee thereof in consultation with executive management of the Company (the “Annual Bonus”), it being understood that (a) the target bonus at planned or targeted levels of performance shall equal no less than 100% of Executive’s Base Salary and (b) the actual amount of each Annual Bonus shall be determined in the discretion of the Board or a committee thereof. Notwithstanding the foregoing, the Annual Bonus payable with respect to the 2020 calendar year shall not be pro-rated for any partial year of performance. The Company shall use commercially reasonable efforts to pay each Annual Bonus with respect to a calendar year on or before March 15 of the following calendar year (and in no event shall an Annual Bonus be paid after December 31 of the following calendar year); provided, however, that (except as otherwise provided in Section 5.3) Executive will be entitled to receive payment of such Annual Bonus only if Executive is employed by the Company on such date of payment.

4.3 Equity Award. Commencing in 2020, Executive shall be eligible to receive an annual performance-based equity award under the Company’s then existing incentive equity plan based on vesting criteria determined in the discretion of the Board or a committee thereof in consultation with the Company’s executive management. For the 2020 calendar year, Executive’s equity award shall have an approximate grant date fair value equal to $1,800,000.00 (the “2020 Award”). The 2020 Award (i) shall be granted to Executive at the same time the Company grants equity awards to its other senior executives; (ii) shall not be pro-rated for any partial year of performance; and (iii) shall be comprised of equity awards of the same type as those granted to the Company’s Chief Executive Officer. For each year thereafter, Executive’s annual performance-based equity award shall have a target grant date fair value equal to at least 450% of Executive’s Base Salary. Executive’s entitlement to any equity award remains subject to approval by the Board or a committee thereof.

4.4 Other Benefits. During Executive’s employment hereunder, Executive shall be allowed to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to the Chief Executive Officer and other senior executives of the Company. If, however, during Executive’s employment hereunder, Executive elects not to participate in the Company’s medical insurance benefit plan and chooses, instead, to maintain Executive’s existing medical insurance coverage, the Company shall reimburse Executive for Executive’s out-of-pocket medical insurance premium costs for such existing medical insurance coverage as of immediately before the Start Date; provided, however, that if the Company’s payment under this Section 4.4 would violate the nondiscrimination rules under the ACA or any similar law, or result in the imposition of penalties under the ACA or any similar law, Executive will not be entitled to any such payment. Such reimbursement shall be made by the Company on a monthly basis. The Company shall not, however, by reason of this Section 4.4, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other senior executives generally.

4.5 Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses

EXHIBIT 10.2
while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. For the avoidance of doubt, such business expenses shall include business class travel, Executive’s attendance at conferences on behalf of the Company and cell phone expense reimbursement. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive).

4.6 Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to sick and vacation leave in accordance with the Company’s policies applicable to its Chief Executive Officer and other senior executives, which leave shall accrue and be taken in accordance with the Company’s sick and vacation policies in effect from time to time. Executive’s right to carry over unused vacation from one calendar year to the next shall be determined by the Company’s vacation policy.

4.7 Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s affiliates and as a member of any committees of the board of directors of any such entities, and in one or more executive positions of any of the Company’s affiliates.

4.8 D&O Insurance; Indemnification. The Company shall provide Executive with contractual indemnification rights and directors’ and officers’ insurance coverage equivalent to those contractual indemnification rights and directors’ and officers’ insurance coverage provided to the Chief Executive Officer and other senior executive officers of the Company.

ARTICLE V
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1 For Cause; Without Good Reason; Certain Non-Renewals. If Executive’s employment hereunder shall terminate (a) at the expiration of the term provided in Section 3.1 (other than as provided under Section 5.3 below), (b) pursuant to Section 3.2(c), or (c) pursuant to Executive’s resignation for other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.5, and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program (such amounts set forth in (i), (ii), and (iii) shall be collectively referred to herein as the “Accrued Rights”).

5.2 Death; Disability. If Executive’s employment hereunder shall terminate on account of his Disability or death pursuant to Section 3.2(a) or (b), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive (or Executive’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive:

(a) the Accrued Rights;

(b) a cash payment in an amount equal to one times the sum of (i) Executive’s Base Salary as of the Date of Termination and (ii) the Average Annual Bonus, which amount shall be paid in a lump sum cash payment on the date that is 60 days after the Date of Termination; and

EXHIBIT 10.2
(c) accelerated vesting of any outstanding equity-related awards held by Executive with respect to time-based vesting provisions (with any performance-based vesting being determined based on actual performance through the end of the performance period).

5.3 Without Cause; for Good Reason; Certain Non-Renewals. If Executive’s employment hereunder shall terminate at the expiration of the term provided in Section 3.1 due to a non-extension of the Agreement by the Company, pursuant to Executive’s resignation for Good Reason, or by action of the Company pursuant to Section 3.2 for any reason other than those encompassed by Section 3.2(a), 3.2(b), or 3.2(c), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to receive the Accrued Rights and, subject to Executive’s delivery, within 50 days after the Date of Termination, and non-revocation of an executed release in a form reasonably satisfactory to the Company (which shall release and discharge the Company and its affiliates, subsidiaries and benefit plans, and their respective stockholders, officers, directors, members, partners, employees, agents representatives and other affiliated persons from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or its affiliates or the termination of such employment) (the “Release”), Executive shall receive the following additional compensation and benefits from the Company, as applicable, (but no other additional compensation or benefits after such termination):

(a) Unpaid Prior Year Annual Bonus: The Company shall pay to Executive any earned but unpaid Annual Bonus for the calendar year ending prior to the Date of Termination, which amount shall be payable in a lump sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event earlier than 60 days after the Date of Termination or later than December 31st of the calendar year in which the Date of Termination occurs);

(b) Prorated Current Year Annual Bonus: The Company shall pay to Executive a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the greater of the (A) Annual Bonus for the immediately prior completed year and (B) Executive’s target bonus opportunity for the year including the Date of Termination, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year), payable in a lump sum in the next calendar year on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event earlier than 60 days after the Date of Termination nor later than the March 15 of such next calendar year); provided, however, if Executive’s Date of Termination occurs prior to December 31, 2020, the bonus payable pursuant to this Section 5.3(b) will not be prorated.

(c) Severance Payment: The Company shall pay to Executive a severance amount equal to two times the sum of (i) Executive’s Base Salary as of the Date of Termination and (ii) the Average Annual Bonus, which amount shall be paid in a lump sum payment on the date that is 60 days after the Date of Termination occurs; provided, however, that in the event that Executive’s Date of Termination under this Section 5.3(c) occurs within twelve (12) months following a Change in Control, such severance amount shall equal three times the sum of clauses (i) and (ii) of this Section 5.3(c);

(d) Post-Employment Health Coverage: During the period following the Date of Termination until the date that Executive first becomes eligible for medical insurance coverage under Medicare, the Company shall continue to provide medical insurance coverage to Executive and his spouse and eligible dependents at the same cost to Executive as immediately prior to the Date of Termination; provided, however, that in the event that Executive becomes eligible for group health coverage from a subsequent employer, the continued medical insurance coverage provided by the Company under this Section 5.3(d) shall immediately cease. Notwithstanding the foregoing, if the Company’s payment under this Section 5.3(d) would violate the nondiscrimination rules under the ACA or any similar law, or result in the imposition of penalties under the ACA or any similar law, Executive will not be entitled to any such

EXHIBIT 10.2
payment; provided, however, that in such event, the Company shall use reasonable best efforts to secure comparable coverage for Employee and the Employee’s spouse and eligible dependents for the coverage period set forth above, and shall in all events pay to Executive an amount each month such that Executive’s cost of subsequent coverage for the coverage period above is the same as Executive’s cost immediately prior to the Date of Termination; and

(e) Equity Awards: Notwithstanding anything to the contrary included in any award agreement, 100% of outstanding equity-related awards held by Executive shall immediately vest with respect to time-based vesting provisions (and, unless more favorable vesting is provided in any award agreement, any performance-based awards will vest based on actual performance through the end of any completed performance period and will vest based on actual level of achievement of all relevant performance goals against target through the end of any incomplete performance period); provided, however, that in the event that Executive’s Date of Termination under this Section 5.3(e) occurs in connection with a Change in Control, any outstanding performance-based awards will vest based on (1) actual performance through the end of any completed performance period and (2) the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end before the Change in Control for any incomplete performance period.

ARTICLE VI
PROTECTION OF INFORMATION

6.1 Disclosure to and Property of the Company. For purposes of this Article VI, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

6.2 Disclosure to Executive. The Company has and will disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company (or its affiliates); and has and will entrust Executive with business opportunities of the Company

EXHIBIT 10.2
(or its affiliates); and has and will place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

6.3 No Unauthorized Use or Disclosure.

(a) Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

(b) Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

(c) At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article VI. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

(d) Nothing in this Agreement (including Article VII below) will prevent Executive from: (i) reporting possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Executive from making a disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

6.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work

EXHIBIT 10.2
if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. For the period of two (2) years after Executive’s employment termination with the Company pursuant to Section 5.3 above, at the request from time to time and expense of the Company or its affiliates, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. Executive shall assist after Executive’s employment termination with the Company other than pursuant to Section 5.3 above pursuant to mutually agreeable terms between Executive and the Company.

6.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VI by terminating payments or benefits then owing to Executive under Section 5.3 and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value Executive received under Section 5.3. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VI, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VII
STATEMENTS CONCERNING THE COMPANY

7.1 Statements Concerning the Company. Subject to Section 6.3(d) above, Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. The Company agrees that the members of the Board and the Company’s named executive officers, while serving in such capacity for the Company, shall not make negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required

EXHIBIT 10.2
governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

7.2 Enforcement Rights. A violation or threatened violation of this Article VII may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VIII
NON-COMPETITION AGREEMENT

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the products and services provided by the Company and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of two years following the termination of Executive’s employment with the Company.

“Restricted Area” means any geographic area within a 100-mile radius of any location where the Company or its affiliates engages in the Business, and for which Executive has or had responsibilities, during the period of Executive’s employment. Notwithstanding the foregoing, Restricted Area shall not include the Powder River Basin for so long as Executive provided services to Northwoods Energy LLC, including but not limited as a member of the Board of Directors of Northwoods Energy LLC.

8.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Company to Executive pursuant to Article VI of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of

EXHIBIT 10.2
Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement.

(a) Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b) Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d) The restrictions contained in Section 8.2 shall not apply to any product or service that the Company provided during Executive’s employment but that the Company no longer provides at the Date of Termination.

(e) Before accepting employment with any other person or entity while employed by the Company during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article VIII.

8.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments or benefits then owing to Executive under Section 5.3 and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value Executive received under Section 5.3. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

8.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges

EXHIBIT 10.2
that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX
DISPUTE RESOLUTION

9.1 Arbitration. Except as otherwise provided in this Article IX, any and all claims or disputes between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, the validity, scope, and enforceability of this Article IX and claims arising under any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration by a single arbitrator in Denver, Colorado, in accordance with the rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall have the power to gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her, and each party will provide such materials, information, testimony, and evidence requested by the arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege. The arbitrator shall apply the substantive law of the State of Colorado (excluding Colorado choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law of competent jurisdiction; provided that the parties agree that the arbitrator and any court enforcing the award of the arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator, or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted

EXHIBIT 10.2
pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Executive and the Company explicitly recognize that no provision of this Article IX shall prevent either party from seeking to resolve any dispute relating to Article VI or Article VIII of this Agreement in a court of law. Executive and the Company further acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Article IX, and this Article IX shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Article IX.

9.2 Waiver of Jury Trial. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.

ARTICLE X
CERTAIN EXCISE TAXES

Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder for which the 280G value is not reduced pursuant to Q/A 24(c) of the 280G Treasury Regulations in a similar order (but excluding from such reduction the continuation coverage provided by Section 5.3(d)), and then, reducing any other benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Section 409A. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith; provided, however, that (a) no portion of Executive’s payments or benefits the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; (b) no portion of Executive’s payments or benefits will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) for the Company does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); (c) in calculating the applicable excise tax under section 4999 of the Code, no portion of Executive’s payments or benefits will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and (d) the value of any non-cash benefit or any deferred payment or benefit will be determined by Tax Counsel or the Company’s independent auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. At the time that payments are made under this Agreement, the Company will provide Executive with a written statement setting forth the manner in

EXHIBIT 10.2
which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Company’s independent auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company or the applicable affiliate upon notification that an overpayment has been made. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Article X will not limit or otherwise affect any other rights of Executive under this Agreement or otherwise. All determinations required by this Article X will be made at the expense of the Company. However, nothing in this Article X shall require the Company or any affiliate to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Thomas B. Tyree, Jr.
Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202, or the last known residential address reflected in the Company’s records
If to the Company, addressed to:	Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

11.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

11.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

EXHIBIT 10.2
11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

11.7 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

11.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

11.9 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

11.10 Successors; Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. In addition, the Company may assign this Agreement and Executive’s employment to any other affiliate of the Company at any time without the consent of Executive, and any assign of the Company shall be deemed to be the Company for purposes of this Agreement. Except as provided in the foregoing sentences of this Section 11.10, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate. Each affiliate of the Company shall be a third party beneficiary of, and may directly enforce, Executive’s obligations under Article VI, Article VII and Article VIII.

11.11 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

11.12 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

11.14 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

EXHIBIT 10.2
11.15 Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements with any prior employers or other third parties that will prohibit Executive from working for the Company or fulfilling Executive’s duties and obligations to the Company pursuant to this Agreement and (b) Executive has complied with all duties imposed on Executive with respect to Executive’s former employer, e.g., Executive does not possess any tangible property belonging to Executive’s former employer.

11.16 Section 409A. The parties hereby agree that the payments and benefits provided under this Agreement are intended to not be subject to the additional tax provided by Section 409A, and this Agreement shall be interpreted, construed, and administered consistent with such intent. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (as such term is defined in Section 409A and as determined by the Company in accordance with any method permitted under Section 409A) and any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

11.17 Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, or any regulations promulgated thereunder, or any policy adopted by the Company pursuant to any such law (whether in existence as of the Effective Date or later adopted).

[Signatures begin on next page.]

EXHIBIT 10.2
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXTRACTION OIL & GAS, INC.

By:	/s/ Matthew R. Owens
	Name:	Matthew R. Owens
	Title:	Chief Executive Officer

THOMAS B. TYREE, JR.

/s/ Thomas B. Tyree, Jr.

SIGNATURE PAGE TO
EMPLOYMENT AGREEMENT
TOM TYREE